CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the "Agreement") is made as of April 1, 2020, by and between CONVERSION LABS, INC., a Delaware corporation with its principal place of business located at 800 Third Avenue, Suite 2800, New York, NY 10022, (the "Company") and JLS Ventures, LLC, a limited liability company with an address of 53 Calle Las Palmeras, San Juan Puerto Rico 00901 ("JLS") (the Company and JLS together the "Parties" or individually a "Party").

WHEREAS, the Company is engaged in the business of technology driven healthcare, leveraging direct to consumer marketing expertise to make access to high quality prescription medications and OTC products convenient, and

WHEREAS, JLS provides consulting services for business development and management; and

WHEREAS, the Company and JLS desire to enter into this Agreement, pursuant to which JLS will provide consulting services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and JLS, intending to be legally and forever bound, hereby agree as follows:

A. Engagement

JLS shall provide the Services defined below in Section C herein for the Company (the "Engagement"), reporting to its Board of Directors (the "Board") The Parties agree that only Justin Schreiber (the "Executive"), President of JLS, shall be assigned to the Engagement in order to provide the Services to the Company. In this capacity, the Executive shall fill the position of the Company's Chairman and Chief Executive Officer and/or such other position(s) designated by the Company's Board. JLS and the Executive agree to devote their best efforts, energies and skill to the full discharge of their duties and responsibilities under this Agreement.

B. Term

Services under this Agreement will commence on the Effective Date and shall continue for a period of twelve months (the "Initial Term"), and shall be renewable for additional twelve month periods upon the mutual agreement of the parties (the "Renewal Terms" and collectively with the Initial Term, the "Term"); unless earlier terminated in accordance with the provisions of Section I below.

C. Services to be Performed

(a) During the Term, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company;

(ii) Serve as the Chairman of the Board of Directors of the Company and as Chief Executive Officer of the Company; and

(iii) Perform the duties and services consistent with the title and function of such office, including without limitation, those set forth in the ByLaws of the Company.

(b) Notwithstanding anything contained herein to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive's personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (ii) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities provided that Executive's engagement does not result in a violation of his covenants herein; or (iii) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company reasonably approves of such appointments and Executive's performance of his duties on such boards does not result in a violation of his covenants herein.

D. Compensation for Services

1. Compensation for Services. So long as this Agreement is not previously terminated, Executive shall receive a monthly retainer of $15,000 USD payable on or before the first calendar day of each month.

E. Ownership of Materials

1. Ownership. All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the "Creative Materials"), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company.

2. Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered "works made for hire" as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. Executive shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3. Disclosure; Cooperation. Executive shall promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. Executive agrees, at the Company's reasonable request and

expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by Executive to the Company in performing the Services hereunder.

4. Executive's Obligations. With respect to any Creative Materials, Executive shall:

(a) Treat all information with respect thereto as Confidential Information of the Company;

(b) Keep complete and accurate records thereof, which records shall be the property of the Company;

(c) From time to time, upon the request and at the expense of the Company, but without payment to Executive by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

(d) Give to the Company and its attorneys all reasonable and requested assistance in preparing such application;

(e) Testify in any proceedings or litigation as to any Creative Materials; and

(f) In case the Company shall desire to keep secret any Creative Materials, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

F. Confidentiality

1. Confidential Information. Executive acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information ("Confidential Information") to Executive, in order for Executive to perform the Services pursuant to this Agreement. Executive shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company's prior written permission except to the extent necessary to perform the Services on the Company's behalf. Confidential Information includes, without limitation:

(a) The written, printed, graphic or electronically recorded materials furnished by the Company for Executive to use;

(b) Any written or tangible information stamped "confidential," "proprietary" or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c) Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d) Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company's proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

(e) Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Executive gained knowledge as a result of providing Services to the Company;

(f) Any data, deliverables or other work product or information generated or developed by Executive in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g) Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a) is or becomes available in the public domain through no fault of, or act or failure to act on the part of Executive;

(b) is rightfully in Executive's possession at the time of disclosure by the Company, as evidenced by Executive's written records maintained in the ordinary course of business; or

(c) is obtained, after the Effective Date, by Executive from any third party that is lawfully in possession of such Confidential Information and not in

violation of any contractual or legal obligation with respect to such Confidential Information.

2. At any time upon request of the Company or upon Termination of this Agreement, Executive shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property furnished to Executive, by the Company and all other materials prepared by Executive, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3. Notwithstanding the return of Confidential Information or the Termination of this Agreement, Executive, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in the event the Company prevails in any action brought under this Section F, the Company shall also be entitled to recover its reasonable attorney's fees and costs expended in such action from Executive.

G. Non-Solicitation; Non-Disparagement

1. Non-Solicitation. Executive covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Executive shall not solicit, induce, aid or suggest to: (a) any employee to leave such employ, (b) any contractor, consultant or other service provider to terminate such relationship, or (b) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

2. Non-Disparagement. The Executive will not make any remarks or adverse statements, in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks), about the Company or its affiliates that could reasonably be construed as disparaging or defamatory, or to cast the Company or any of its affiliates in a negative light, or harm the Company's or any of its affiliates' current or prospective business plans.

H. Exclusivity

During the Term , Executive shall not provide services to any direct or indirect competitor of the Company, and any of its subsidiaries. A competitor shall be defined for purposes of this Agreement as an entity engaged in the business of selling and marketing pharmaceutical and OTC drugs on any online platform.

I. Termination

1. Generally. This Agreement will terminate automatically upon the expiration of the Initial Term (the "Termination Date"), unless extended by Renewal Terms upon mutual consent of the parties in which case this Agreement will terminate automatically upon the expiration of any Renewal Terms.

2. By the Company for Cause. The Company may terminate this Agreement for Cause by action of its Board. For purposes of this Agreement, "Cause" shall mean: (a) Executive's conviction, guilty plea, plea of nolo contendre, or entering into any other plea admitting guilt of any felony; (b) the deliberate engaging by Executive in any unethical acts or gross misconduct which is materially injurious to the Company, monetarily or otherwise, such as fraud or embezzlement; or (c) Executive's failure to materially observe or perform any of the terms or provisions of this Agreement, or the Services hereunder, which failure remains uncured following thirty (30) days' prior written notice from the Company. Upon Termination of this Agreement for Cause, Executive will cease performing Services and will no longer be authorized to perform any Services on behalf of the Company, except at the express request and approval of the Company's Board of the Company. Upon termination for cause, Executive will receive any Shares earned and issued through the Termination Date.

J. Indemnification

1. The Company agrees to defend, indemnify and hold Executive harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants and obligations outlined in this Agreement; and (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time.

2. Executive agrees to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by Executive of his warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of Executive; and (c) the failure of Executive to comply with all legal requirements to the best of his knowledge at the time.

3. The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4. The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

K. Survival

The obligations of the Parties pursuant to Sections E, F, G and J shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

L. Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that Executive, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company's employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by Executive. Executive acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers' compensation or unemployment compensation insurance for or on behalf of Executive, and shall make no state temporary disability or family leave insurance payments on behalf of Executive, and Executive agrees that Executive will not be entitled to these benefits in connection with performance of the Services under this Agreement. JLS acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which Executive, may be entitled to receive in connection with the performance of the Services under this Agreement. Executive is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

M. Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of Executive are personal and shall not be assigned or subcontracted without the Company's prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

N. Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

O. Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of New York, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

P. Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to Executive shall be delivered to the attention of Executive. Notices to the Company shall be delivered to the attention of the Chief Executive Officer. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

Q. Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

CONVERSION LABS, INC.

By: Juan Pineiro

Name: Juan Pineiro
Title: CFO

Date: 4/1/2020

JLS VENTURES, LLC

Name: Justin Schreiber
Title: President

Date: 4/1/2020